                                                                     EXHIBIT 11

                          INTERLOTT TECHNOLOGIES, INC

                       Computation of Earnings per Share



                                                     Three Months Ended March 31,

                                                         1999            1998
                                                       ----------      ----------


Weighted average common shares outstanding during       3,210,000       3,210,000
the period

Net income                                             $  654,361      $  290,868

Net income per share                                   $     0.20      $     0.09



Assuming full dilution:


     Shares

       Weighted average number of
       common shares outstanding
       during the period                                3,210,000       3,210,000


        Assuming exercise of options                          -0-           3,322



       Weighted average number of
       common shares outstanding                       ----------      ----------
       as adjusted                                      3,210,000       3,213,322
                                                       ==========      ==========

     Net income                                        $  654,361      $  290,868

     Earnings per common share                         $     0.20      $     0.09
      assuming full dilution